Exhibit 99.1
Education Management Corporation Elects Thomas J. Colligan to Board of Directors
Pittsburgh, PA, September 14, 2005 — Education Management Corporation (NASDAQ:EDMC) today announced the appointment of Thomas J. Colligan, retired vice chairman — client service of PricewaterhouseCoopers LLP, as a member of its Board of Directors. Mr. Colligan is an independent director under the Nasdaq standards and will serve as an Audit Committee financial expert under the Securities and Exchange Commission rules on the Audit Committee of the Board of Directors.
Mr. Colligan, 61, served for 35 years as an executive at PricewaterhouseCoopers until his retirement in 2004 from the position of vice chairman — client service. Mr. Colligan has broad experience in pharmaceuticals, technology, telecommunications and consumer products.
“Tom brings a wealth of business and financial experience to Education Management Corporation and we are excited to add him to our Board of Directors,” said John R. McKernan, Vice-Chairman and Chief Executive Officer.
Mr. Colligan is a managing director at Duke Corporate Education and serves on the board of directors of Schering-Plough and Corgentech. He is involved in numerous community service activities, serves as chair of the Board of Trustees of the Newark Boys Chorus School, and is a member of the Board of Advisors of the Silberman College of Business at Fairleigh Dickinson University, Madison and Teaneck, N.J.
Education Management Corporation (www.edmc.com) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. Student enrollment exceeded 66,000 as of fall 2004. EDMC has 71 primary campus locations in 24 states and two Canadian provinces. EDMC’s education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate’s through doctoral degrees. EDMC has provided career-oriented education for over 40 years.
COMPANY CONTACT:
James R. Sober, CFA
VP, Finance
(412) 995-7684
Website: http://edmc.com